Exhibit 99.1

BRISTOL-MYERS SQUIBB CONTINUES STRONG FINANCIAL PERFORMANCE

LED BY DOUBLE-DIGIT GLOBAL SALES GROWTH

•	Reports Broad-Based Net Sales Growth of 16% from Continuing Operations

•	Records Pre-Tax Earnings from Continuing Operations of $1,221 Million representing an Increase of 24% from Second Quarter 2007

•

Posts Second Quarter 2008 GAAP EPS from Continuing Operations of $0.36 Compared to $0.30 in 2007, an Increase of 20%, and Non-GAAP EPS Growth from Continuing Operations of $0.43 Compared to $0.31 in 2007, an Increase of 39%

•	Reaffirms 2008 EPS Guidance and 2007-2010 Expected 15% Non-GAAP EPS CAGR

•	Plans Additional $1 Billion in Productivity Savings by 2012

•	Submits Regulatory Filings for ONGLYZA (saxagliptin) in U.S. and Europe

(NEW YORK, July 24, 2008) – Bristol-Myers Squibb Company (NYSE:BMY) today reported very strong sales and earnings growth for the second quarter 2008 and announced additional plans to proactively manage costs.

“We are making measurable strides against the strategy we outlined for investors last year. In addition to strong sales growth, we are making acquisitions, entering licensing agreements and investing in our pipeline, as we deliver on our commitments to patients and investors,” said James M. Cornelius, chairman and chief executive officer, Bristol-Myers Squibb. “We are also taking steps now to manage through future exclusivity losses. Our improvement initiatives are enabling us to better manage our costs and work more efficiently.

“We are selecting the best of biotech and the best of the pharmaceutical industry and combining these traits into a model which will position us as a next-generation BioPharma leader. As our second quarter 2008 results indicate, we’re on the right path to help patients prevail over serious disease both today, and in the future.”

Second Quarter 2008

	2008	2007	Change
Net Sales	$5,203	$4,471	16%
Net Earnings From Continuing Operations	$722	$588	23%
GAAP Diluted EPS From Continuing Operations	0.36	0.30	20%
Non-GAAP Diluted EPS From Continuing Operations	0.43	0.31	39%
($ amounts in millions, except per share amounts)

EXPANSION OF PRODUCTIVITY – ADDITIONAL $1 BILLION BY 2012

In December 2007, the company announced a $1.5 billion productivity transformation initiative (PTI) to be completed by 2010. The company is well on track to achieve this goal as underlined by its current margin performance. At the time this initiative was announced, the company indicated this was the first step to achieve a culture focused on continuous improvement.

“As part of the plan to maximize our growth opportunities through 2011 and improve our earnings base in 2012-2013, we have initiated an expansion of our productivity initiatives which will result in an additional $1 billion of cost savings by 2012,” said Jean-Marc Huet, senior vice president and chief financial officer. “We have commissioned several internal teams to execute against some already identified projects. We will provide additional information on this second wave of productivity initiatives and its costs by year-end.

“While managing our cost base is critical, it is only one part of our strategy as we transition to a next-generation BioPharma company. We continue to invest to improve the growth of our marketed products and strengthen our pipeline. We are confident that we can deliver on our commitments and improve our base business in 2012-2013.”

SECOND QUARTER RESULTS

•

Bristol-Myers Squibb posted second quarter 2008 net sales from continuing operations of $5.2 billion, an increase of 16%, including a 5% favorable foreign exchange impact, compared to the same period in 2007. Pharmaceutical net sales totaled $4.5 billion and sales of Nutritionals totaled $728 million in the second quarter of 2008, representing increases of 16% and 17%, respectively, compared to 2007.

•

U.S. pharmaceutical net sales increased 17% to $2.6 billion in the second quarter of 2008 compared to the same period in 2007, primarily due to increased sales of PLAVIX®, the continued growth of ABILIFY® , strong results from the HIV and hepatitis portfolio and increasing contribution of recent launches of products such as ORENCIA® and IXEMPRA™.

•

International pharmaceutical net sales increased 15%, including a 12% favorable foreign exchange impact, to $1.9 billion in the second quarter of 2008 compared to the same period in 2007. The increase was primarily due to higher sales of BARACLUDE® and increased contributions from ABILIFY®, SPRYCEL™ and the HIV portfolio. The company’s reported international net sales do not include copromotion sales reported by its alliance partner, sanofi-aventis, for PLAVIX® and AVAPRO®/AVALIDE®, which continue to show growth in the second quarter of 2008.

•

Cost of products sold, as a percentage of net sales, increased to 32.1% in the second quarter of 2008 compared to 31.5% in the same period in 2007. This increase of 0.6% was driven by higher manufacturing rationalization charges in 2008 related to the implementation of the PTI which accounted for a 0.8% increase, partially offset by manufacturing cost improvements from previously implemented initiatives.

•

Marketing, selling and administrative expenses increased by 6%, including an unfavorable 5% foreign exchange impact, to $1,165 million in the second quarter of 2008 compared to the same period in 2007, primarily due to implementation costs associated with the PTI.

•

Advertising and product promotion spending increased by 19%, including an unfavorable 5% foreign exchange impact, to $420 million in the second quarter of 2008 compared to the same period in 2007, primarily due to increased investment in ABILIFY® and ORENCIA®.

•

Research and development expenses increased 9%, including an unfavorable 2% foreign exchange impact, to $826 million in the second quarter of 2008 from $755 million in the same period in 2007. The increase primarily reflects higher development spending for pipeline compounds as well as higher upfront and milestone payments in 2008.

•	Acquired in-process research and development charge of $32 million in the second quarter of 2008 relates to the acquisition of Kosan Biosciences, Inc.

•

The company recorded earnings from continuing operations before minority interest and income taxes of $1,221 million in the second quarter of 2008, an increase of 24% compared to $985 million in the same period in 2007. The increase was driven by strong product performance in the pharmaceutical business as well as cost containment and productivity initiatives.

•

The effective tax rate on earnings from continuing operations before minority interest and income taxes was 21.1% for the second quarter of 2008, compared with 20.6% in the second quarter of 2007. The second quarter 2008 effective tax rate includes the favorable impact related to the resolution of a tax audit from prior years. The Company expects the full year 2008 non-GAAP effective tax rate from continuing operations to be in line with the previously issued guidance of approximately 24%.

•

On a GAAP basis, the company reported second quarter 2008 net earnings from continuing operations of $722 million or $0.36 per diluted share, compared to net earnings from continuing operations of $588 million or $0.30 per diluted share for the same period in 2007. This represents growth of 23% for net earnings and 20% for EPS from continuing operations. The 2008 operating results include charges of $109 million associated with the implementation of the previously announced PTI as well as a favorable resolution of a tax audit from prior years. On a non-GAAP basis excluding specified items, second quarter 2008 net earnings from continuing operations were $861 million, or $0.43 per diluted share, compared to $608 million, or $0.31 per diluted share for the same period in 2007. This represents non-GAAP growth of 42% for net earnings and 39% for EPS from continuing operations.

•

The company continues to focus on being efficient with its use of cash. Cash flow from operations totaled $1.1 billion in the second quarter of 2008. Also, net debt decreased by $386 million between the end of the first quarter and end of the second quarter of 2008.

PIPELINE AND BUSINESS DEVELOPMENTS

Bristol-Myers Squibb and its partner AstraZeneca announced on July 23 that the regulatory submissions for ONGLYZA (saxagliptin) were made in both the United States and in Europe on June 30 and July 1, respectively. The concurrent European filing further demonstrates the company’s commitment to rapidly bring forward new medicines for serious unmet medical needs like type II diabetes.

Bristol-Myers Squibb is focusing on supplementing its internal research and development portfolio with strategic partnerships and acquisitions. In May, the company entered into an agreement with KAI Pharmaceuticals to develop and commercialize KAI’s novel acute heart attack medicine, KAI-9803. In June, Bristol-Myers Squibb completed the acquisition of Kosan Biosciences, Inc., a cancer therapeutics company with a library of novel compounds including Hsp90 inhibitors for cancer and microtubule stabilizers, which may have additional potential in neurodegenerative diseases.

The following regulatory and data milestones occurred in the second quarter:

•	In July, approval of ERBITUX® in Japan for treatment of metastatic colorectal cancer.

•

At the annual meeting of the American Society of Clinical Oncology (ASCO), a landmark phase III study (FLEX) showed that the addition of ERBITUX® to platinum-based chemotherapy significantly increased overall survival in the first-line treatment of patients with advanced non-small cell lung cancer, when compared to platinum-based chemotherapy alone.

•

In the United States, approval for new ABILIFY® indications for pediatric bipolar maintenance therapy, pediatric schizophrenia maintenance therapy, and as add-on treatment to lithium or valproate for acute treatment of bipolar disorder.

•	In Europe, approval for a 300 mg tablet of PLAVIX®.

•	Also in Europe, approval of an expanded indication for REYATAZ® 300 mg once-daily boosted with ritonavir 100 mg as part of combination therapy in treatment-naïve HIV-1 infected patients.

•

New Phase II data presented at the European League Against Rheumatism (EULAR) demonstrated that ORENCIA® may delay the development of rheumatoid arthritis in people with undifferentiated inflammatory arthritis.

•

In April, ORENCIA® was approved by the FDA for treatment of juvenile rheumatoid arthritis. Additionally, the U.S. label for ORENCIA® was revised with an indication that means ORENCIA® is an appropriate option for patients with moderate-to-severe rheumatoid arthritis, regardless of prior treatment received.

•

At the annual scientific sessions of the American Diabetes Association, a phase III study demonstrated that saxagliptin produced significant reductions in key measures of glucose control in treatment-naïve people with type 2 diabetes compared to placebo.

DISCONTINUED OPERATIONS

The company agreed to sell the ConvaTec business for approximately $4.1 billion, subject to customary post closing adjustments, to Avista Capital Partners L.P. and Nordic Capital Fund VII in April 2008. The company expects to close the divestiture agreement by August 2008. The results of the ConvaTec business are included in income from discontinued operations, net of tax, for all periods presented.

2008 GUIDANCE

Bristol-Myers Squibb reaffirms its 2008 earnings guidance for fully diluted earnings per share from continuing operations on a GAAP basis to be between $1.36 and $1.46. The company also reaffirms its 2008 fully diluted earnings per share from continuing operations guidance on a non-GAAP basis to be between $1.60 and $1.70. The non-GAAP guidance excludes specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the company’s website.

The company reaffirms guidance that it expects non-GAAP earnings per share from continuing operations to grow at a minimum of 15 percent compounded annual growth rate, from the 2007 base through 2010 without rebasing for the agreement to sell the ConvaTec business, excluding costs associated with the Productivity Transformation Initiative and other specified items that have not yet been identified and quantified.

The 2008 guidance and the three-year compound annual growth rate exclude other specified items such as gains or losses from sale of businesses and product lines; from sale of equity investments and from discontinuations of operations; restructuring and other exit costs; accelerated depreciation charges; asset impairments; charges and recoveries relating to significant legal proceedings; upfront and milestone payments for licensing arrangements; payments for in-process research and development; debt retirement costs; impairments to investments; and significant tax events.

The financial guidance for 2008 and the three-year compound annual growth rate exclude the impact of any potential strategic acquisitions and divestitures and further assume that the company and its product partner, sanofi-aventis, maintain U.S. exclusivity for the PLAVIX® patent through at least 2010.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings and earnings per share information, adjusted to exclude certain costs, expenses, gains and losses and other specified items. Among the items in GAAP measures but excluded for purposes of determining adjusted earnings and other adjusted measures are: charges related to implementation of the Productivity Transformation Initiative and the company’s strategy for Mead Johnson Nutritionals; gains or losses from sale and leaseback of properties and from discontinuations of operations; restructuring and other exit costs; accelerated depreciation charges; asset impairments; charges relating to significant legal proceedings; upfront and milestone payments for in-licensing of products that have not achieved regulatory approval that are immediately expensed; payments for in-process research and development; impairments to investments; and significant tax events. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. For example, non-GAAP earnings and earnings per share information is an indication of the company’s baseline performance before items that are considered by the company to be not reflective of the company’s ongoing results. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors (including whether uncertainties in the credit and capital markets or a further deterioration of these markets will lead to future impairments to the company’s investment portfolio), competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical rebates and reimbursement, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, difficulties and delays in product development, manufacturing or sales, patent positions and the ultimate outcome of any litigation matter, including whether Apotex will prevail in its appeal of the District court’s decision in the PLAVIX® patent litigation. These factors also include the company’s ability to execute successfully its strategic plans, including its productivity transformation initiatives, the expiration of patents or data protection on certain products (including the recent expiration of data protection for PLAVIX® in the European Union), and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

There will be a conference call on July 24, 2008 at 10:30 a.m. (EDT) during which company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live web cast of the call at www.bms.com/ir or by dialing 913-312-0976, confirmation code 2526349. Materials related to the call will be available at the same website prior to the call.

For more information, contact: Brian Henry, 609-252-3337, Communications, Tracy Furey, 609-252-3208, Communications, John Elicker, 212-546-3775, Investor Relations, or Suketu Desai, 609-252-5796, Investor Relations.

ABILIFY® is the trademark of Otsuka Pharmaceutical Co., Ltd.

ATRIPLA™ is a trademark of both Bristol-Myers Squibb Co. and Gilead Sciences, Inc.

AVAPRO®, AVALIDE® and PLAVIX® are trademarks of sanofi-aventis

ERBITUX® is a trademark of ImClone Systems Incorporated

BRISTOL-MYERS SQUIBB COMPANY

NET SALES BY OPERATING SEGMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007

(Unaudited, dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Pharmaceuticals	$4,475	$3,851	$8,663	$7,308
Nutritionals	728	620	1,431	1,226

Net Sales	$5,203	$4,471	$10,094	$8,534

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007

(Unaudited, dollars in millions)

The following table sets forth worldwide and U.S. reported net sales for selected products for the three and six months ended June 30, 2008 compared to the three and six months ended June 30, 2007. In addition, the table includes, where applicable, the estimated total U.S. prescription change for the retail and mail-order channels for the comparative periods presented for certain of the company’s U.S. pharmaceutical products based on third-party data. A significant portion of the company’s U.S. pharmaceutical sales is made to wholesalers. Where changes in reported net sales differ from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales
	2008	2007	% Change	2008	2007	% Change	% Change in U.S. Total Prescriptions vs. 2007
Three Months Ended June 30,

Pharmaceuticals
Cardiovascular
Plavix	$1,387	$1,189	17%	$1,207	$1,015	19%	11%
Avapro/Avalide	335	297	13%	184	170	8%	(8)%
Pravachol	69	132	(48)%	10	47	(79)%	(83)%
Virology
Reyataz	324	254	28%	159	138	15%	13%
Sustiva Franchise (total revenue)	282	233	21%	171	147	16%	13%
Baraclude	136	59	131%	35	20	75%	60%
Oncology
Erbitux	196	162	21%	193	160	21%	N/A
Taxol	101	95	6%	3	4	(25)%	N/A
Sprycel	76	35	117%	21	14	50%	44%
Ixempra	26	—	—	26	—	—	N/A
Affective (Psychiatric) Disorders
Abilify (total revenue)	529	412	28%	403	322	25%	19%
Immunoscience
Orencia	106	55	93%	87	53	64%	N/A
Nutritionals
Enfamil	287	267	7%	175	177	(1)%	N/A

(Continued)

	Worldwide Net Sales			U.S. Net Sales
	2008	2007	% Change	2008	2007	% Change	% Change in U.S. Total Prescriptions vs. 2007
Six Months Ended June 30,

Pharmaceuticals
Cardiovascular
Plavix	$2,695	$2,127	27%	$2,346	$1,802	30%	37%
Avapro/Avalide	640	567	13%	358	333	8%	(7)%
Pravachol	142	267	(47)%	25	104	(76)%	(82)%
Virology
Reyataz	621	517	20%	319	281	14%	12%
Sustiva Franchise (total revenue)	555	459	21%	346	291	19%	14%
Baraclude	244	104	135%	64	37	73%	60%
Oncology
Erbitux	383	322	19%	378	318	19%	N/A
Taxol	195	206	(5)%	3	8	(63)%	N/A
Sprycel	142	56	154%	41	24	71%	50%
Ixempra	51	—	—	51	—	—	N/A
Affective (Psychiatric) Disorders
Abilify (total revenue)	983	778	26%	751	615	22%	17%
Immunoscience
Orencia	193	96	101%	160	93	72%	N/A
Nutritionals
Enfamil	577	521	11%	358	348	3%	N/A

BRISTOL-MYERS SQUIBB COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007

(Unaudited, amounts in millions except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net Sales	$5,203	$4,471	$10,094	$8,534

Cost of products sold	1,670	1,408	3,240	2,674
Marketing, selling and administrative	1,165	1,103	2,299	2,155
Advertising and product promotion	420	354	739	612
Research and development	826	755	1,608	1,536
Acquired in-process research and development	32	—	32	—
Provision for restructuring, net	30	7	41	44
Litigation expense, net	2	14	2	14
Gain on sale of product assets	—	(26)	—	(26)
Equity in net income of affiliates	(150)	(128)	(314)	(254)
Other (income)/expense, net (a)	(13)	(1)	19	21

Total expenses	3,982	3,486	7,666	6,776

Earnings from Continuing Operations
Before Minority Interest and Income Taxes	1,221	985	2,428	1,758
Provision for income taxes	258	203	588	243
Minority interest, net of taxes	241	194	471	335

Net Earnings from Continuing Operations	722	588	1,369	1,180

Discontinued Operations:
Earnings, net of taxes	42	118	99	216
Loss on Disposal, net of taxes	—	—	(43)	—

	42	118	56	216

Net Earnings	$764	$706	$1,425	$1,396

Earnings per Common Share
Basic:
Net Earnings from Continuing Operations	$0.37	$0.30	$0.69	$0.60
Discontinued Operations:
Earnings, net of taxes	0.02	0.06	0.05	0.11
Loss on Disposal, net of taxes	—	—	(0.02)	—

Net Earnings per Common Share	$0.39	$0.36	$0.72	$0.71

Diluted:
Net Earnings from Continuing Operations	$0.36	$0.30	$0.69	$0.60
Discontinued Operations:
Earnings, net of taxes	0.02	0.06	0.05	0.11
Loss on Disposal, net of taxes	—	—	(0.02)	—

Net Earnings per Common Share	$0.38	$0.36	$0.72	$0.71

Average Common Shares Outstanding:
Basic	1,977	1,968	1,976	1,965
Diluted	2,008	2,006	2,007	2,002
(a) Other (income)/expense, net
Interest expense	$80	$107	$153	$216
Interest income	(31)	(62)	(74)	(115)
Foreign exchange transaction losses	(2)	(5)	17	3
Other expense, net	(60)	(41)	(77)	(83)

	$(13)	$(1)	$19	$21

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE THREE MONTHS ENDED JUNE 30, 2008 AND 2007

(Unaudited, dollars in millions)

Three months ended June 30, 2008

	Cost of products sold	Marketing, selling and administrative	Research and development	Provision for restructuring, net	Litigation expense, net		Other (income)/ expense, net		Total
Productivity Transformation Initiative:
Downsizing and streamlining of worldwide operations	$—	$—	$—	$30	$		$		$30
Accelerated depreciation and other shutdown costs	58	—	—	—		—		—	58
Process standardization implementation costs	—	21	—	—		—		—	21

	58	21	—	30		—		—	109

Litigation Matters:
Litigation settlement	—	—	—	—		2		—	2

Other:
Mead Johnson Nutritionals charges	—	1	—	—		—		—	1
Upfront and milestone payments	—	—	31	—		—		—	31
Acquired in-process research & development	—	—	32	—		—		—	32
Auction rate securities impairment	—	—	—	—		—		(2)	(2)

	$58	$22	$63	$30		$2		$(2)	173

Income taxes on items above									(34)

(Increase)/Decrease to Net Earnings from Continuing Operations									$139

Three months ended June 30, 2007

	Cost of products sold	Research and development	Provision for restructuring, net	Litigation expense, net	Gain on sale of product assets	Total
Litigation Matters:
Litigation settlement	$—	$—	$—	$14	$—	$14

Other:
Accelerated depreciation	13	—	—	—	—	13
Upfront and milestone payments	—	17	—	—	—	17
Downsizing and streamlining of worldwide operations	—	—	7	—	—	7
Gain on sale of product asset	—	—	—	—	(26)	(26)

	$13	$17	$7	$14	$(26)	25

Income taxes on items above						(5)

(Increase)/Decrease to Net Earnings from Continuing Operations						$20

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007

(Unaudited, dollars in millions)

Six months ended June 30, 2008

	Cost of products sold	Marketing, selling and administrative	Research and development	Provision for restructuring, net	Litigation expense, net	Other (income)/ expense, net	Total
Productivity Transformation Initiative:
Downsizing and streamlining of worldwide operations	$—	$—	$—	$41	$—	$—	$41
Accelerated depreciation and other shutdown costs	154	—	—	—	—	—	154
Process standardization implementation costs	—	36	—	—	—	—	36
Gain on sale and leaseback of properties	—	—	—	—	—	(9)	(9)

	154	36	—	41	—	(9)	222

Litigation Matters:
Litigation settlement	—	—	—	—	2	—	2

Other:
Mead Johnson Nutritionals charges	—	1	—	—	—	—	1
Product liability	—	—	—	—	—	16	16
Upfront and milestone payments	—	—	51	—	—	—	51
Acquired in-process research & development	—	—	32	—	—	—	32
Auction rate securities impairment	—	—	—	—	—	23	23

	$154	$37	$83	$41	$2	$30	347

Income taxes on items above							(67)

(Increase)/Decrease to Net Earnings from Continuing Operations							280

Six months ended June 30, 2007

	Cost of products sold	Research and development	Provision for restructuring, net	Litigation expense, net	Gain on sale of product asset	Total
Litigation Matters:
Litigation settlement	$—	$—	$—	$14	$—	$14

Other:
Upfront and milestone payments	—	97	—	—	—	97
Downsizing and streamlining of worldwide operations	—	—	44	—	—	44
Accelerated depreciation	29	—	—	—	—	29
Gain on sale of product asset	—	—	—	—	(26)	(26)

	$29	$97	$44	$14	$(26)	158

Income taxes on items above						(45)
Change in estimate for taxes on prior year items						(39)

(Increase)/Decrease to Net Earnings from Continuing Operations						$74

BRISTOL-MYERS SQUIBB COMPANY

RECONCILIATION OF GAAP RESULTS OF CONTINUING OPERATIONS

TO NON-GAAP RESULTS OF CONTINUING OPERATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 2008 AND 2007

(Unaudited, amounts in millions except per share data)

	GAAP	Q2 2007 Specified Items*	Non GAAP	GAAP	Q2 2008 Specified Items*	Non GAAP
Net Sales	$4,471		$4,471	$5,203		$5,203
Cost of Products Sold	1,408	(13)	1,395	1,670	(58)	1,612

Gross Profit	3,063	13	3,076	3,533	58	3,591
Gross Margin as % of Sales	68.5%	.3%	68.8%	67.9%	1.1%	69.0%

Marketing Selling and Admin	1,103		1,103	1,165	(22)	1,143
Advertising and Product Promotion	354		354	420		420

Total SGA	1,457		1,457	1,585	(22)	1,563
SG&A as % of Sales	32.6%		32.6%	30.5%	(.5)%	30.0%

R&D	755	(17)	738	826	(31)	795
R&D as % of Sales	16.9%	(.4)%	16.5%	15.9%	(0.6)%	15.3%

Acquired in-process research and development				32	(32)	—
Provision for restructuring, net	7	(7)	—	30	(30)	—
Litigation expense, net	14	(14)	—	2	(2)	—
Gain on sale of Product Assets	(26)	26	—	—		—
Equity in Net Income of Affiliates	(128)		(128)	(150)		(150)
Other (income)/expense, net	(1)		(1)	(13)	2	(11)

Earnings from Continuing Operations Before Minority Interest & Taxes	985	25	1,010	1,221	173	$1,394

Provision for income taxes	203	5	208	258	34	292
Effective Tax Rate	20.6%		20.6%	21.1%	(.2)%	20.9%

Minority Interest, net of taxes	194		194	241		241

Net Earnings - Continuing Operations	588	20	608	722	139	861
Net Earnings - Continuing Operations as a % of sales	13.2%	0.4%	13.6%	13.9%	2.6%	16.5%

Net Earnings – Discontinued Operations	118		118	42		42

Net Earnings	$706	20	$726	$764	139	$903

Interest Exp on Conv. Of Conv Debt Bonds	9		9	4		$4
Net Earnings used for Diluted EPS Calc - Continuing Operations.	$597	20	$617	726	139	$865

Avg Shares (Diluted)	2,006		2,006	2,008		2,008

Diluted EPS - Continuing Operations	$0.30	.01	$0.31	$0.36	.07	$0.43

*	Please refer to the Specified Items schedules on previous pages for further details.